July 18, 2011

Mr. Tim DeHerrera

6302 Mesedge Drive

Colorado Springs, CO 80919

RE: President/CEO, Force Energy Corp.

ADDENDUM

Dear Mr. DeHerrera:

Pursuant to previous agreement with the company dated August 10, 2010 below are listed addendums to the original agreement

Compensation: The company will pay you an annual salary for the next calendar year of

$140,000 US payable as follows;

As compensation for services Force Energy shall issue to DeHerrera common stock in the company equal up to an amount of 2,500,000 shares upon signing this agreement and issue the same amount of shares on the anniversary date each of the remaining years. This stock will be valued at $.02 so therefore equal to a value of $50,000. For months 13-24 compensation will be $7,500 per month in cash and shall increase $2,500 monthly in each year thereafter. The parties agree that if Force Energy does not have the capital available to compensate the cash portion of this agreement DeHerrera shall accumulate any unpaid balance as insider debt and have the option of converting into common stock at $ .025 per share.

Term: The agreement term based on this addendum shall continue for an additional term of 2 years from the date of this addendum. Unless notice is given by the Company or DeHerrera 45 days prior to expiration the agreement shall automatically renew annually.

Agreed to on this day by both parties July 18, 2011

/s/ Tim DeHerrera
Signed: Tim DeHerrera on behalf of Force Energy Corp.
President/CEO and Sole Director

/s/ Tim DeHerrera
Signed: Tim DeHerrera, individual

August 10, 2010

Mr. Tim DeHerrera

6302 Mesedge Drive

Colorado Springs, CO 80919

RE: President/CEO, Force Energy Corp.

Dear Mr. DeHerrera:

I am pleased to inform you that our organization has approved us entering into an employment agreement with you subject to the following terms and conditions:

Position: The position will be President/CEO and a member of the Board of Directors.

Reports To: You will report directly to the Board of Directors of Force Energy Corp.

Responsibilities: Your responsibilities will include the following:

•         Development of Management Strategy and Corporate Vision

•         Review and Development of Business Strategies

•         Organizational and Personnel Development

•         General Review and Development of Corporate Material

•         Corporate and Client Company Restructuring

•         Review and assisting in preparation of corporate filings

Compensation: We will pay you an annual salary of $99,500 US payable as follows; As compensation for services Force Energy shall issue to DeHerrera common stock in the company equal up to an amount of 2,500,000 shares upon signing this agreement. This stock will be valued at $ .02 so therefore equal to a value of $50,000. For months 1 - 3 compensation will also include $2,500 per month, for months 3-6, $4,000 per month and for months 6-12 $5,000 per month. The parties agree that if Force Energy does not have the capital available to compensate the cash portion of this agreement DeHerrera shall accumulate any unpaid balance as insider debt and have the option of converting into common stock at $ .10 per share. If this agreement is terminate by either party pursuant to the paragraph below DeHerrera shall return common stock to the treasury at the rate of 100,000 shares for each unfulfilled month of work.

Term: This agreement may be cancelled by either party with 30-days notice.

Agreement Begins: We would like to start this agreement on July 23rd, to continue for one year.

On behalf of Force Energy Corp, we are very excited for the opportunity to work with you.

Yours Truly,

Michael Mathot

Vice President/Director

Force Energy Corp

Agreed to on this day: August 10 2010

/s/ Michael Mathot
Signed: Michael Mathot on behalf of Force Energy Corp.

August 10, 2010

/s/ Tim DeHerrera
Signed: Tim DeHerrera
August 10.2010